EXHIBIT 16.1

Öhrlings PricewaterhouseCoopers AB [LETTERHEAD]

November 27, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Neonode Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 19, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ Öhrlings PricewaterhouseCoopers AB

Öhrlings PricewaterhouseCoopers AB